Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2017 RESULTS

DALLAS – (GLOBE NEWSWIRE) – August 1, 2017 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the second quarter 2017. Company highlights for the second quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

•	Revenue in the second quarter of 2017, including all communities, was $116.7 million, a $5.7 million, or 5.1%, increase from the second quarter of 2016.

•	Revenue for consolidated communities, which excludes the three communities undergoing repositioning, lease-up or significant renovation and conversion, was $112.0 million in the second quarter of 2017, an increase of 5.0% as compared to the second quarter of 2016.

•	Occupancy for the Company’s consolidated communities was 86.8% in the second quarter of 2017, a decrease of 90 basis points from the first quarter of 2017 and a decrease of 160 basis points from the second quarter of 2016. Same-community occupancy was 86.8% in the second quarter of 2017, an 80 basis point decrease from the first quarter of 2017 and a 160 basis point decrease from the second quarter of 2016.

•	Average monthly rent for the Company’s consolidated communities in the second quarter of 2017 was $3,584, an increase of $111 per occupied unit, or 3.2%, as compared to the second quarter of 2016. Same-community average monthly rent was $3,563, an increase of $88 per occupied unit, or 2.5%, from the second quarter of 2016.

•	Income from operations, including all communities, was $4.7 million in the second quarter of 2017, which includes the non-cash amortization of resident leases of $2.1 million associated with communities acquired by the Company in the previous 12 months.

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•	The Company’s Net Loss for the second quarter of 2017, including all communities, was $7.8 million, which includes the non-cash amortization of resident leases of $2.1 million associated with communities acquired by the Company in the previous 12 months.

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.3 million in the second quarter of 2017.

•	Adjusted EBITDAR was $38.3 million in the second quarter of 2017 compared to $39.0 million in the second quarter of 2016. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $1.1 million of EBITDAR in the second quarter of 2017.

•	Adjusted Cash From Facility Operations (“CFFO”) was $11.5 million in the second quarter of 2017 compared to $12.9 million in the second quarter of 2016.

“Our occupancy improved in the second quarter following the heavy and prolonged flu season earlier this year and our average monthly rent increased a robust 2.1% in the first six months of the year,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “In addition, same-community deposits increased 6.2% and same-community move-ins improved 3.6% compared to the second quarter of 2016. These strong demand metrics give us excellent momentum for occupancy growth and rate growth going forward.”

“We continued to make steady progress on the lease-up of units previously out of service in the second quarter. Importantly, we completed the final phase of renovation and conversion of units at one of our repositioned communities in April. The community has 249 total units and is expected to make a significant contribution to revenue, EBITDAR and CFFO when occupancy stabilizes and its results are added back to our non-GAAP results.

“We expect the execution of our strategic business plan to produce outstanding growth in all of our key metrics going forward. In addition to core growth in our operations, our growth will be enhanced by the significant renovations we have made across our portfolio and even greater by the return of a significant number of units currently not included in our results due to conversions and repositionings. And, we have a robust acquisition pipeline that will allow us to continue to increase our ownership of high-quality senior housing communities in geographically concentrated regions. As such, we believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

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Recent Investment Activity

•	The Company announced today that it has agreed to purchase a community for a total purchase price of approximately $20.0 million, subject to due diligence and customary closing conditions. The acquisition, which is expected to close in mid-October, would expand the Company’s operations in New York.

Highlights of the transaction include:

•	Adds 100 independent living units with average monthly rent of approximately $3,150.

•	Increases annual revenue by approximately $3.6 million.

•	Increases annual Adjusted EBITDAR by approximately $1.6 million.

•	Increases annual Adjusted CFFO by approximately $0.7 million.

•	The Company has a strong pipeline of near- to medium-term targets and is conducting due diligence on additional acquisitions of high-quality senior housing communities in states with existing operations. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

Financial Results - Second Quarter

For the second quarter of 2017, the Company reported revenue of $116.7 million, compared to revenue of $111.0 million in the second quarter of 2016, an increase of 5.1%. The increase was mostly due to the acquisition of three communities since the second quarter of 2016, not including the acquisition of the four previously-leased communities in the first quarter of 2017 which increased Adjusted CFFO but did not result in increases to the Company’s revenue or expense. Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 5.0% in the second quarter of 2017 as compared to the second quarter of 2016.

Operating expenses for the second quarter of 2017 were $73.3 million, an increase of $6.1 million from the second quarter of 2016. The increase was primarily due to the acquisitions of senior housing communities made during or since the second quarter of 2016 and increased contract labor costs for additional staffing required for newly licensed memory care and assisted living units, which the Company expects to diminish as permanent staff is hired.

General and administrative expenses for the second quarter of 2017 were $6.1 million. This compares to general and administrative expenses of $5.0 million in the second

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quarter of 2016. Excluding transaction and conversion costs in both periods, general and administrative expenses increased $1.1 million in the second quarter of 2017 as compared to the second quarter of 2016, primarily due to a $1.4 million increase in net healthcare expense year over year. May claims expense was unusually high as covered employees accelerated healthcare services before higher out of pocket expenses associated with changes to the Company’s healthcare plans took effect in June. Structural changes in the new program resulted in significantly lower claims expense in June and July as expected. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.8% in the second quarter of 2017 compared to 4.1% in the second quarter of 2016.

Income from operations for the second quarter of 2017 was $4.7 million. The Company recorded a net loss on a GAAP basis of $7.8 million in the second quarter of 2017. Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.3 million in the second quarter of 2017.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the second quarter of 2017 was $38.3 million as compared to $39.0 million in the second quarter of 2016. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $1.1 million of EBITDAR.

Adjusted CFFO was $11.5 million in the second quarter of 2017, as compared to $12.9 million in the second quarter of 2016. The three communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted CFFO, generated an additional $0.3 million of CFFO.

Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the second quarter of 2017 increased 0.8% versus the second quarter of 2016.

Same-community operating expenses increased 3.4% from the second quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 2.6%, food costs increased 0.2% and utilities increased 2.3%, all as compared to the second quarter of 2016. At communities that have not converted units to higher levels of care in the last year, labor costs increased 2.2%. The most significant expense increase was in contract labor costs, mostly related to additional staffing required for newly licensed memory care and assisted living units. Contract labor is expected to decrease in the third and fourth quarters of 2017 as permanent staff are hired. Same-community net operating income decreased 2.9% in the second quarter of 2017 as compared to the second quarter of 2016.

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Capital expenditures for the second quarter of 2017 were $9.2 million, representing approximately $7.7 million of investment spending and approximately $1.5 million of recurring capital expenditures.

Balance Sheet

The Company ended the quarter with $29.6 million of cash and cash equivalents, including restricted cash. During the second quarter of 2017, the Company spent $9.2 million on capital improvements. The Company received reimbursements from one of its REIT partners totaling $1.4 million in the second quarter for capital improvements at certain leased communities and expects to receive additional reimbursements as the remaining projects at leased communities are completed.

As of June 30, 2017, the Company financed its owned communities with mortgages totaling $964.1 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $76.6 million at June 30, 2017, one of which matures in the third quarter of 2018 and the other in the second quarter of 2020. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q2 2017 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter 2017 financial results. The call will be held on Tuesday, August 1, 2017, at 5:00 p.m. Eastern Time. The call-in number is 323-701-0230, confirmation code 1577957. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 1, 2017 at 8:00 p.m. Eastern Time, until August 9, 2017 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 1577957. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP

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financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

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For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	June 30, 2017	December 31 2016 ,
ASSETS
Current assets:
Cash and cash equivalents	$16,218	$34,026
Restricted cash	13,367	13,297
Accounts receivable, net	10,488	13,675
Federal and state income taxes receivable	17	—
Property tax and insurance deposits	11,079	14,665
Prepaid expenses and other	4,391	6,365

Total current assets	55,560	82,028
Property and equipment, net	1,111,903	1,032,430
Other assets, net	20,337	31,323

Total assets	$1,187,800	$1,145,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,995	$5,051
Accrued expenses	36,157	39,064
Current portion of notes payable, net of deferred loan costs	17,371	17,889
Current portion of deferred income	15,174	16,284
Current portion of capital lease and financing obligations	2,885	1,339
Federal and state income taxes payable	—	218
Customer deposits	1,480	1,545

Total current liabilities	81,062	81,390
Deferred income	10,975	12,205
Capital lease and financing obligations, net of current portion	50,734	37,439
Other long-term liabilities	14,727	15,325
Notes payable, net of deferred loan costs and current portion	939,187	882,504
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 30,347 and 30,012 in 2017 and 2016, respectively	308	305
Additional paid-in capital	175,652	171,599
Retained deficit	(81,415)	(51,556)
Treasury stock, at cost – 494 shares in 2017 and 2016	(3,430)	(3,430)

Total shareholders’ equity	91,115	116,918

Total liabilities and shareholders’ equity	$1,187,800	$1,145,781

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Resident revenue	$116,718	$111,034	$232,708	$220,207
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	73,289	67,162	146,067	133,685
General and administrative expenses	6,083	4,972	12,317	11,220
Facility lease expense	13,968	15,445	28,555	30,650
Loss on facility lease termination	—	—	12,858	—
Stock-based compensation expense	1,941	2,490	3,871	5,003
Depreciation and amortization expense	16,746	15,172	33,959	29,703

Total expenses	112,027	105,241	237,627	210,261

Income (Loss) from operations	4,691	5,793	(4,919)	9,946
Other income (expense):
Interest income	14	19	32	35
Interest expense	(12,404)	(10,345)	(24,409)	(20,330)
Loss on disposition of assets, net	—	(6)	(125)	(37)
Other income	2	233	5	233

Loss before provision for income taxes	(7,697)	(4,306)	(29,416)	(10,153)
Provision for income taxes	(138)	(140)	(261)	(277)

Net loss	$(7,835)	$(4,446)	$(29,677)	$(10,430)

Per share data:
Basic net loss per share	$(0.27)	$(0.15)	$(1.01)	$(0.36)

Diluted net loss per share	$(0.27)	$(0.15)	$(1.01)	$(0.36)

Weighted average shares outstanding — basic	29,478	28,926	29,384	28,838

Weighted average shares outstanding — diluted	29,478	28,926	29,384	28,838

Comprehensive loss	$(7,835)	$(4,446)	$(29,677)	$(10,430)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net loss	$(29,677)	$(10,430)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,959	29,703
Amortization of deferred financing charges	800	567
Amortization of deferred lease costs and lease intangibles	435	191
Amortization of lease incentives	(597)	(375)
Deferred income	(502)	44
Lease incentives	3,655	3,890
Loss on facility lease termination	12,858	—
Loss on disposition of assets, net	125	37
Provision for bad debts	975	809
Stock-based compensation expense	3,871	5,003
Changes in operating assets and liabilities:
Accounts receivable	(3,828)	(5,872)
Property tax and insurance deposits	3,586	2,926
Prepaid expenses and other	1,974	(1,016)
Other assets	5,380	(566)
Accounts payable	2,944	(2,214)
Accrued expenses	(2,907)	(1,704)
Other liabilities	2,750	5,778
Federal and state income taxes receivable/payable	(235)	(206)
Deferred resident revenue	(517)	(1,136)
Customer deposits	(65)	(121)

Net cash provided by operating activities	34,984	25,308
Investing Activities
Capital expenditures	(21,942)	(29,747)
Cash paid for acquisitions	(85,000)	(64,750)
Proceeds from disposition of assets	13	—

Net cash used in investing activities	(106,929)	(94,497)
Financing Activities
Proceeds from notes payable	66,584	69,892
Repayments of notes payable	(10,302)	(8,183)
Increase in restricted cash	(70)	(8)
Cash payments for capital lease and financing obligations	(1,161)	(583)
Cash proceeds from the issuance of common stock	3	66
Excess tax benefits on stock options exercised	—	(27)
Purchases of treasury stock	—	(2,496)
Deferred financing charges paid	(917)	(1,073)

Net cash provided by financing activities	54,137	57,588

Decrease in cash and cash equivalents	(17,808)	(11,601)
Cash and cash equivalents at beginning of period	34,026	56,087

Cash and cash equivalents at end of period	$16,218	$44,486

Supplemental Disclosures
Cash paid during the period for:
Interest	$23,265	$19,627

Income taxes	$529	$546

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Capital Senior Living Corporation

Supplemental Information

	Communities		Average Resident Capacity		Average Units
	Q2 17	Q2 16	Q2 17	Q2 16	Q2 17	Q2 16
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	76	10,767	9,436	8,179	7,251
Leased	46	50	5,756	6,333	4,409	4,918

Total	129	126	16,523	15,769	12,588	12,169

Independent living			6,879	6,792	5,245	5,294
Assisted living			9,644	8,977	7,343	6,875

Total			16,523	15,769	12,588	12,169

II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	60.3%	65.2%	59.8%	65.0%	59.6%
Leased	35.7%	39.7%	34.8%	40.2%	35.0%	40.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			41.6%	43.1%	41.7%	43.5%
Assisted living			58.4%	56.9%	58.3%	56.5%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results

	Q2 17	Q2 16
I. Owned communities
Number of communities	81	74
Resident capacity	10,222	8,891
Unit capacity (1)	7,775	6,845
Financial occupancy (2)	88.2%	89.2%
Revenue (in millions)	71.8	62.2
Operating expenses (in millions) (3)	44.9	38.3
Operating margin (3)	37%	38%
Average monthly rent	3,489	3,397
II. Leased communities
Number of communities	45	49
Resident capacity	5,530	6,107
Unit capacity (1)	4,223	4,731
Financial occupancy (2)	84.1%	87.3%
Revenue (in millions)	40.1	44.4
Operating expenses (in millions) (3)	23.1	24.5
Operating margin (3)	42%	45%
Average monthly rent	3,768	3,584
III. Consolidated communities
Number of communities	126	123
Resident capacity	15,752	14,998
Unit capacity (1)	11,998	11,576
Financial occupancy (2)	86.8%	88.4%
Revenue (in millions)	112.0	106.6
Operating expenses (in millions) (3)	68.0	62.9
Operating margin (3)	39%	41%
Average monthly rent	3,584	3,473
IV. Communities under management
Number of communities	126	123
Resident capacity	15,752	14,998
Unit capacity (1)	11,998	11,576
Financial occupancy (2)	86.8%	88.4%
Revenue (in millions)	112.0	106.6
Operating expenses (in millions) (3)	68.0	62.9
Operating margin (3)	39%	41%
Average monthly rent	3,584	3,473
V. Same communities under management
Number of communities	122	122
Resident capacity	15,132	14,934
Unit capacity (1)	11,547	11,527
Financial occupancy (2)	86.8%	88.4%
Revenue (in millions)	107.1	106.3
Operating expenses (in millions) (3)	64.6	62.5
Operating margin (3)	40%	41%
Average monthly rent	3,563	3,475
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second quarter (4)	4.8%	4.1%
Year to date (4)	4.8%	4.5%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates)
(excludes insurance premium and auto financing)
Total fixed rate mortgage debt	887,477	822,615
Total variable rate mortgage debt	76,624	11,800
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q2 17 than Q2 16 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Adjusted EBITDAR
Net loss	$(7,835)	$(4,446)	$(29,677)	$(10,430)
Depreciation and amortization expense	16,746	15,172	33,959	29,703
Stock-based compensation expense	1,941	2,490	3,871	5,003
Facility lease expense	13,968	15,445	28,555	30,650
Loss on facility lease termination	—	—	12,858	—
Provision for bad debts	532	322	975	809
Interest income	(14)	(19)	(32)	(35)
Interest expense	12,404	10,345	24,409	20,330
Loss (Gain) on disposition of assets, net	—	6	125	37
Other income	(2)	(233)	(5)	(233)
Provision for income taxes	138	140	261	277
Casualty losses	712	170	1,023	435
Transaction and conversion costs	838	416	1,552	1,400
Communities excluded due to repositioning/lease-up	(1,112)	(831)	(1,813)	(1,655)

Adjusted EBITDAR	$38,316	$38,977	$76,061	$76,291

Adjusted Revenues
Total revenues	$116,718	$111,034	$232,708	$220,207
Communities excluded due to repositioning/lease-up	(4,700)	(4,350)	(9,341)	(8,799)

Adjusted revenues	$112,018	$106,684	$223,367	$211,408

Adjusted net loss and Adjusted net loss per share
Net loss	$(7,835)	$(4,446)	$(29,677)	$(10,430)
Casualty losses	712	170	1,023	435
Transaction and conversion costs	933	184	2,036	1,168
Resident lease amortization	2,085	3,500	5,323	7,009
Loss on facility lease termination	—	—	12,859	—
Loss (Gain) on disposition of assets	—	6	125	37
Tax impact of Non-GAAP adjustments (37%)	(1,380)	(1,428)	(7,905)	(3,200)
Deferred tax asset valuation allowance	2,768	1,532	10,933	3,423
Communities excluded due to repositioning/lease-up	453	369	1,038	659

Adjusted net loss	$(2,264)	$(113)	$(4,245)	$(899)

Diluted shares outstanding	29,478	28,926	29,384	28,838

Adjusted net loss per share	$(0.08)	$(0.00)	$(0.14)	$(0.03)

Adjusted CFFO
Net loss	$(7,835)	$(4,446)	$(29,677)	$(10,430)
Non-cash charges, net	20,535	21,304	55,579	39,869
Lease incentives	(1,397)	(3,022)	(3,655)	(3,890)
Recurring capital expenditures	(1,186)	(1,155)	(2,373)	(2,295)
Casualty losses	712	170	1,023	435
Transaction and conversion costs	933	184	1,812	1,168
Tax impact of Spring Meadows Transaction	—	(106)	—	(212)
Communities excluded due to repositioning/lease-up	(311)	(49)	(233)	(91)

Adjusted CFFO	$11,451	$12,880	$22,476	$24,554

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